Exhibit 99.1
For Immediate Release
YOUBET.COM REPORTS RESULTS FOR THE THREE
AND NINE MONTH PERIODS ENDED SEPTEMBER 30, 2007
Earnings Per Share of $0.00 Versus a Loss of $0.01 for the Comparable Prior-Year Quarter
Total Revenue Improved 3% on 5.5% Decline in Combined Handle
Woodland Hills, CA, November 7, 2007 — Youbet.com, Inc. (NASDAQ:UBET) announced flat earnings for the third quarter of 2007. Total handle for the three months ended September 30, 2007, declined 5.0% as compared to the third quarter of 2006, to $205.8 million. Total revenue for the quarter, however, improved 3% from the third quarter of 2006 to $38.1 million, as a result of an improved handle at Youbet Express, our online ADW platform. Handle for the three-month period ended September 30, 2007 at Youbet Express increased 12.6% with yield on this handle improving to 6.7% from 6.0% in the prior-year period. For the three months ended September 30, 2007, handle at IRG declined 26% with yield declining to 2.0% from 2.3% in the prior-year period. The decline in total handle was a result of the loss of racetrack content from TrackNet Media LLC, primarily affecting our IRG subsidiary. For the third quarter of 2007, the Company reported net income of $67,000, or $0.00 per diluted share compared to a loss of $0.01 per share in the prior-year quarter.
For the third quarter of 2007, totalizator service revenue at United Tote of $6.2 million was flat compared to the prior-year period Equipment sales improved slightly to $0.3 million from $0.1 million in the prior-year period.
For the three months ended September 30, 2007, the cost of revenue remained essentially flat at $25.8 million compared to the prior-year period. Gross profit for the three months ended September 30, 2007 improved 9% to $12.3 million versus $11.3 million in the prior-year period.

(in 000's, except per share figures)	Three months ended September 30,		Nine months ended September 30,
	2007	2006	2007	2006
Total Revenue	$38,128	$37,050	$110,399	$104,396
Gross Profit (1)	$12,304	$11,294	$36,710	$33,875
Net Income (Loss)	$67	($440)	$1,295	$3,105
Diluted EPS	$0.00	($0.01)	$0.03	$0.08
(1) Gross profit is total revenues less track fees, licensing fees, contract costs, equipment costs and network operations, each as calculated in accordance with GAAP and as presented on the condensed consolidated statements of operations found at the end of this release.

Youbet CEO Chuck Champion commented: “So far, 2007 has been challenging for several reasons, but we are making progress despite some negative outside influences. Our initiatives at Youbet Express to redirect wagering activity to more profitable tracks, as well as drive volume through promotions and marketing programs, are reflected in the strong performance at this division. Our cost-cutting initiatives, some of which were reflected in our improved operating margins for the quarter, are beginning to take hold. Unfortunately, our IRG subsidiary has struggled with the loss of content, although it still showed a profit for the quarter.”
Champion added, “Recent events outside of our control, including the federal investigation of several IRG customers and the ORC decision to stop taking wagers from the District of Columbia, both occurring subsequent to the end of the third quarter have again put the company in a less than ideal operating environment. Despite these distractions, we continue to move forward on our cost containment program and to grow our Youbet Express wagering platform. We continue to work within the industry to secure a level playing field for all ADW providers, and we believe recent positive events in California could be the beginning of a significant change in how the industry addresses the ADW distribution channel.”
Operating expenses for the three months ended September 30, 2007 increased $0.4 million, or 4%, to $12.0 million from $11.6 million in the prior-year period. Research and development, as well as sales and marketing costs, remained relatively static with 2006. Total general and administrative expense, which includes payroll-related costs, transaction processing fees and professional consulting fees, decreased $1.1 million, or 17%, in the third quarter of 2007 compared to the third quarter of 2006. Youbet Express’ general and administrative expense decreased $1.5 million, attributable to reduced payroll and incentive compensation, consulting costs and $0.8 million of nonrecurring legal expenses associated with the TVG arbitration and bank debt refinancing incurred in the third quarter of 2006. This was offset by a $0.4 million increase to IRG’s bad debt reserve, in connection with the investigation of several customers by the U.S. Attorney’s office. Accordingly, general and administrative expense declined, as a percentage of total revenue, to 13.4% in the third quarter of 2007 from 16.7% in the third quarter of 2006. Depreciation and amortization increased $1.0 million, or 45%, compared to the third quarter of 2006. This increase was primarily due to higher depreciation expense and intangible amortization expense at United Tote subsequent to the final purchase price allocation completed at year-end 2006 and the amortization of $0.5 million of capitalized software development costs associated with our King Contest product. The company also recorded a non-cash $0.4 million impairment of goodwill related to our Bruen operations as a result of our annual review of impairment in accordance with SFAS 142.
The company may be required to take a one-time charge of approximately $1.5 million in the fourth quarter of this year associated with the seizure of funds by federal agents in Nevada in connection with the investigation of several customers by the U.S. Attorney’s office. The company also anticipates that other charges that are one-time and non-cash in nature may also have to be addressed in the fourth quarter. We expect these charges would be at the IRG operating subsidiary and related to the ongoing investigation.
Liquidity and Capital Resources
As of September 30, 2007, we had net working capital of $1.3 million, compared to $5.0 million at December 31, 2006 (including the current portion of our deferred tax assets). The decline in working capital primarily relates to a decline in year-over-year earnings, continued pay down of our term loan by $0.8 million, a one-time make-whole payment to the former owners of United Tote of $4.5 million and a $1.0 million increase in performance earn-out payment to the former owners of IRG. As of September 30, 2007, we had $11.1 million in cash and cash equivalents, $5.3 million in restricted cash and $16.2 million in debt. Net cash provided by operating activities for the nine months ended September 30, 2007 was $5.1 million. Net cash used in investing activities for the nine months ended September 30, 2007 was $9.8 million, of which $3.1 million was associated with the IRG acquisition earn-out. Net cash used in financing activities was $5.3 million, with most of this attributed to debt reduction and the repurchase of shares. During the quarter, we utilized $1.0 million to repurchase 586,766 shares of our common stock at a weighted average price of $1.71 per share under our share repurchase program (which allows the company to repurchase up to two million common shares by March 2009 at an aggregate price not to exceed $10 million).

Outlook
Given recent events surrounding the current investigation by the U.S. Attorney’s Office concerning several IRG customers who may have used telephone rebate wagering services, including those offered by IRG, in an allegedly illegal manner, as well as the possible suspension of IRG’s license by the ORC, we are suspending guidance.
Nine Month Operating Results
Total revenue for the nine months ended September 30, 2007 improved 6% to $110.4 million from $104.4 million in the year-ago period. Total handle for the nine months ended September 30, 2007 increased 2% to $594.9 million. Handle for the nine-month period ended September 30, 2007 at Youbet Express increased 8.9%, with yield on this handle improving to 7.1% from 6.6% in the prior-year period. For the nine months ended September 30, 2007, the handle at IRG declined 7%, with the yield at 2.3% as compared to the prior-year period of 2.4%.
Totalizator service revenue for the nine months ended September 30, 2007, improved 7.0% to $18.3 million from $17.1 million in the comparable prior-year period, largely due to including results for a full nine months, as United Tote was acquired in mid-February 2006.
For the nine months ended September 30, 2007, the cost of revenue increased by 4% compared to the prior-year period. For the nine months ended September 30, 2007, track fees, licensing fees and network operations recorded year-over-year percentage changes of 2%, 1% and -7%, respectively, versus the prior-year period. Contract costs for the nine months ended September 30, 2007 increased to $12.6 million from $9.9 million in the year-ago period, with most of the increase due to a full nine months worth of results for United Tote (acquired in mid-February 2006) in 2007. Gross profit for the nine months ended September 30, 2007 increased 8% to $36.7 million compared to $33.9 million in the year-ago period.
The company will host a conference call and webcast at 5:00 p.m. EST on November 7, 2007. Both the call and webcast are open to the general public.
The conference call number is 888-233-7975. Please call five minutes in advance to ensure that you are connected prior to the presentation. Interested parties may also access the live call on the Internet at http://www.youbet.com (select About Youbet.com). Please log-on 15 minutes in advance to ensure that you are connected prior to the call’s initiation. Questions and answers will be reserved for call-in analysts and investors. Following its completion, a replay of the call can be accessed for 30 days on the Internet at the above link.
The following table summarizes the key ADW components of revenue in the three-month and nine-month periods ended September 30, 2007 and 2006.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
	(in thousands, except for Yield)		(in thousands, except for Yield)
Youbet Express
Total Wagers (Handle)	$133,336	$118,368	$377,768	$346,959

Commissions from Handle	25,656	22,689	73,331	67,305
Other Revenue	961	911	2,848	2,793

Total Revenue	26,617	23,600	76,179	70,098

Net Track Revenue (1)	$8,891	$7,153	$26,848	$23,032
Yield (2)	6.7%	6.0%	7.1%	6.6%

International Racing Group
Total Wagers (Handle)	$72,493	$98,408	$217,177	$233,836
Commissions from Handle	$4,845	$6,939	$15,381	$17,136
Net Track Revenue (1)	$1,481	$2,261	$5,006	$5,555
Yield (2)	2.0%	2.3%	2.3%	2.4%
(1)
Net track revenues is calculated from commission revenue less track and licensing fees, each as calculated in accordance with GAAP and presented in the condensed consolidated statements of operations information attached to this release and is used to calculate yield.

(2)
Yield is defined as net track revenue as a percentage of handle. The increases in Youbet Express yield for the three- and six- month period ended September 30, 2007 compared to the prior-year periods are due to contract terms, a change in track mix, and adjustments to player incentive programs. Management believes that yield is useful to evaluate profitability. Yield should not be considered an alternative to operating income or net income as indicators of financial performance, and may not be comparable to similarly titled measures used by other companies.

YOUBET.COM, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except share amounts)

	September 30,	December 31,
	2007	2006
ASSETS	(Unaudited)
Current assets
Cash and cash equivalents	$11,146	$21,051
Current portion of restricted cash	5,308	4,862
Accounts receivable, net	12,525	13,287
Inventory	2,260	2,587
Current portion of deferred tax asset	2,490	2,367
Prepaid expenses and other current assets	1,908	1,072

	35,637	45,226
Property and equipment, net	27,043	30,110
Intangible assets other than goodwill, net	14,242	13,369
Goodwill	14,859	15,243
Other assets	1,340	1,657

	$93,121	$105,605

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Trade payables	$11,731	$13,759
Current portion of long-term debt	6,948	8,311
Accrued expenses	6,533	9,489
Customer deposits	8,790	8,441
Deferred revenues	368	207

	34,370	40,207
Long-term debt, net of current portion	9,202	12,054
Deferred tax liability	—	570

	43,572	52,831

Stockholders’ equity
Preferred stock, $0.001 par value, 1,000,000 shares authorized, none issued	—	—
Common stock, $0.001 par value, 100,000,000 shares authorized, 42,562,805 and 42,118,446 shares issued	42	42
Additional paid-in capital	134,048	137,597
Deficit	(82,260)	(83,555)
Accumulated other comprehensive income (loss)	21	(10)
Treasury stock, 1,029,828 and 443,062 common shares at cost	(2,302)	(1,300)

	49,549	52,774

	$93,121	$105,605

Disclosures necessary to conform to GAAP and SEC Regulation S-X have been omitted

YOUBET.COM, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)
(in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2007	2006	2007	2006
Revenues
Commissions	$30,501	$29,628	$88,712	$84,441
Contract revenues	6,379	6,374	18,038	16,089
Equipment sales	287	137	801	1,088
Other	961	911	2,848	2,778

	38,128	37,050	110,399	104,396

Cost of revenues
Track fees	13,138	14,171	41,427	40,531
Licensing fees	6,991	6,043	15,431	15,323
Network operations	1,154	1,335	3,838	4,135
Contract costs	4,352	4,150	12,595	9,942
Cost of equipment sales	189	57	398	590

	25,824	25,756	73,689	70,521

Gross profit	12,304	11,294	36,710	33,875

Operating expenses
General and administrative	5,114	6,192	15,459	16,184
Sales and marketing	2,311	2,399	8,623	6,952
Research and development	1,024	813	2,870	2,488
Depreciation and amortization	3,198	2,204	7,506	5,074
Goodwill impairment	384	—	384	—

	12,031	11,608	34,842	30,698

Income (loss) from operations	273	(314)	1,868	3,177
Interest income	168	137	553	423
Interest expense	(460)	(551)	(1,478)	(1,272)
Other income	27	161	45	756

Income (loss) before income taxes benefit	8	(567)	988	3,084
Income tax benefit	(59)	(127)	(307)	(21)

Net income (loss)	$67	$(440)	$1,295	$3,105

Earnings (loss) per share — basic	$0.00	$(0.01)	$0.03	$0.09

Earnings (loss) per share — diluted	$0.00	$(0.01)	$0.03	$0.08

Disclosures necessary to conform to GAAP and SEC Regulation S-X have been omitted

YOUBET.COM, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)
(in thousands)

	Nine Months Ended
	September 30,
	2007	2006
Operating activities
Net income	$1,295	$3,105
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization of property	6,007	3,842
Amortization of intangibles	1499	1,232
Impairment writedown of goodwill	384	—
Stock-based compensation	660	525
Bad debts	1,105	—
Net increase in operating (assets) liabilities	(5,801)	785

Net cash provided by operating activities	5,149	9,489

Investing activities
Cash paid in connection with acquisition of United Tote Company, net of $160 in cash acquired in 2006	(4,473)	(10,094)
Purchases of property and equipment	(2,474)	(4,099)
Cash paid for IRG acquisition earn-out	(3,106)	(1,900)
Decrease in restricted cash	259	1,013
Increase in restricted cash	—	(250)
Other	—	845

Net cash used in investing activities	(9,794)	(14,485)

Financing activities
Proceeds from long-term debt	2,894	—
Repayment of long-term debt	(8,512)	(3,568)
Proceeds from sale-leaseback transaction	1,065	—
Repurchase of common stock	(1,002)	—
Proceeds from exercise of stock options	352	267
Other	(88)	—

Net cash used in financing activities	(5,291)	(3,301)

Foreign currency translation adjustment	31	(26)

Decrease in cash and cash equivalents	(9,905)	(8,323)
Cash and cash equivalents, beginning of period	21,051	16,686

Cash and cash equivalents, end of period	$11,146	$8,363

Disclosures necessary to conform to GAAP and SEC Regulation S-X have been omitted

About Youbet.com, Inc.
Youbet.com is a diversified provider of technology and pari-mutuel horse racing content for consumers through Internet and telephone platforms and is a leading supplier of totalizator systems, terminals and other pari-mutuel wagering services and systems to the pari-mutuel industry through its United Tote subsidiary. Youbet.com’s International Racing Group subsidiary is the only pari-mutuel rebate provider to be licensed by a U.S. racing regulatory jurisdiction.
Youbet.com’s website offers members the ability to watch and, in most states, wager on the widest variety of horse racing content available worldwide. Through this platform, Youbet offers members commingled track pools, live audio/video, up-to-the-minute track information, real-time wagering information, phone wagering, race replays, simultaneous multi-race viewing and value-added handicapping products. Youbet.com’s Players Trust(SM) revolutionized advanced deposit wagering by placing player deposits in the custody of a major U.S. financial institution.
The Youbet Advantage™ Player Rewards Program is the only player incentive program of its kind in the U.S. pari-mutuel market; and Youbet’s play-for-points racing education website — www.Youbet.net — is helping to attract new fans to racing. Youbet.com is the exclusive provider of horse racing content for CBS SportsLine.com. More information on Youbet.com can be found at www.youbet.com.
Forward-Looking Statements
This press release contains certain forward-looking statements. Statements containing expressions such as “may,” “will,” “project,” “might,” “expect,” “believe,” “anticipate,” “intend,” “could,” “would,” “estimate,” “potential,” “continue,” or “pursue,” or the negative or other variations thereof or comparable terminology used in Youbet’s press releases and in its reports filed with the Securities and Exchange Commission are intended to identify forward-looking statements. These forward-looking statements, which are included in accordance with the Section 21E of the Securities Exchange Act of 1934, as amended, may involve known and unknown risks, uncertainties and other factors that may cause Youbet’s actual results and performance in future periods to be materially different from any future results or performance suggested by the forward-looking statements in this press release. Although Youbet believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that actual results will not differ materially from these expectations. These risks, uncertainties and other factors include our ability to successfully manage expenses and execute on revenue enhancements and wagering ceasing to be legal in jurisdictions where we currently operate, the limitation, conditioning or suspension of any of our licenses, the progress and ultimate outcome of the federal government investigation involving IRG customers. Other risks are discussed in Youbet’s Form 10-K for the year ended December 31, 2006, and in Youbet’s other filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this press release. Youbet does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.
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CONTACT:

Youbet.com, Inc.	Beacon Advisors	Integrated Corporate Relations
Jim Burk, CFO	Hud Englehart (Media)	William Schmitt (Investors)
818.668.2100	513.533.4800	203.682.8200